Exhibit 16.1

(Firm Letterhead)

September 1, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Actuate Corporation and subsidiaries (the Company) and, under the date of March 11, 2011, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and 2009 and the effectiveness of internal control over financial reporting as of December 31, 2010. On August 29, 2011, we were dismissed. We have read Actuate Corporation’s statements included under Item 4.01 of its Form 8-K dated August 27, 2011, and we agree with such statements, except that:

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We are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Board of Directors of Actuate Corporation approved the appointment of Grant Thornton LLP as its independent, registered public accounting firm to audit the Registrant’s financial statements;

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We are not in a position to agree or disagree with the Company’s statement that the Registrant plans to remediate by the end of fiscal 2011 the material weakness related to the Company’s income tax provision review controls identified in fiscal year 2010 and that during the three months ended June 30, 2011, in response to the material weakness identified in the Form 10-K as filed with the Securities and Exchange Commission on March 11, 2011, the Registrant implemented the following control measures: hired an additional tax professional to enhance the review of the tax provision calculations and identified unusual items during the quarter for further review and analysis; and

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We are not in a position to agree or disagree with the Company’s statement that the Registrant has not consulted with Grant Thornton LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that Grant Thornton LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP